"WASHINGTON, D.C. 20549"

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934



(AMENDMENT NO.	1	)*


NAME OF ISSUER:	Golden State Vintners



TITLE OF CLASS
OF SECURITIES:	COMMON



CUSIP:	38121K208



Check the following box if a fee is being paid with this statement [  ].

(A fee is not required if the filing person:(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13-d-7).

* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of "securities,and for any subsequent amendment containing information" which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not "be deemed to be ""filed"" for the purpose of Section 18 of the Securities" "Exchange Act of 1934 (""ACT"") or otherwise subject to the liabilities of" that section of the act but shall be subject to all other provisions of "the Act (however, see the Notes)."




	      13G


CUSIP NO.	38121K208


1	NAME OF REPORTING PERSON
	S.S. OR I.R.S. ID NO  	Fiduciary Trust Company International
	OF ABOVE
	PERSON	13-5069335


2	CHECK THE APPROPRIATE 	(A)	(B)   XX
	BOX IF A MEMBER OF A
	A GROUP*

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION		New York State




NUMBER OF	5 SOLE VOTING POWER		NA
SHARES
BENEFICIALLY	6 SHARED VOTING POWER		NA
OWNED BY
EACH	7 SOLE DISPOSITIVE POWER		NA
REPORTING
PERSON	8 SHARED DISPOSITIVE POWER		NA
WITH


9	AGGREGATE AMOUNT BENEFICIALLY OWNED		NA
	BY EACH REPORTING PERSON


10	CHECK BOX IF THE AGGREGATE AMOUNT IN
	ROW (9) EXCLUDES CERTAIN SHARES *


11	PERCENT OF CLASS REPRESENTED BY 		Less than 5%
	IN ROW 9


12	TYPE OF REPORTING PERSON*		BK




SECURITIES AND EXCHANGE COMMISSION
"WASHINGTON, D.C. 20549"

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934

(AMENDMENT NO.	1

ITEM 1
(a) Name of Issuer		Golden State Vintners


(b)Address of Issuer's Principal		500 Drake Landing Road
    Executive Offices:		"GreenBrae, CA 94904"


ITEM 2
(a) Name of Person Filing		Fiduciary Trust Company International


(b) Address of Principal
"     Business Office or, if non residence:"		Two World Trade Center
		"New York, New York 10048"

(c) Citizenship:		New York

(d) Title of Class Securities:		COMMON

(e) Cusip		38121K208

ITEM 3
The person filing is:

(a)	Broker or Dealer registered under Section 15 of the Act
(b)   X Bank as defined in section 3 (a)(6) of the Act
(c)	Insurance Company as defined in section 3(a)(19) of the Act
(d)	Investment Company registered under section 8 of the
	Investment Company Act.
(e)	Investment Advisor registered under section 203 of the
	Investment Advisors Act of 1940
(f) EBP, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b) (1) (ii) (F)
(g)	Parent Holding Company, in accordance with 240.13d-1(b) (ii) (G)
(h)	Group, in accordance with 240.13d-1(b) (1) (ii) (H)"






ITEM 4
OWNERSHIP

(a)	Amount Beneficially Owned:		NA
(b)	Percent of Class:		Less than 5%
(c)	Number of shares as to which each
	person has:
	(i) sole power to vote or to direct vote		NA
	(ii)shared power to vote or to direct vote		NA
	(iii) sole power to dispose or to direct
	     disposition of		NA
	(iv) shared power to dispose or to
	      direct the disposition of		NA

ITEM 5
Ownership of Five Percent or Less of a Class 			Less than 5%

ITEM 6
Ownership of More Than Five Percent On Behalf of
Another Person			NA

ITEM 7
Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent
Holding Company			NA

ITEM 8
Identification and Classification of Members of Group			NA

ITEM 9
Notice of Dissolution of Group			NA

ITEM 10
Certification

"By signing below I certify that, to the best of my knowledge and belief, " the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such a purpose or effect.


Signature

"After reasonable inquiry and to the best of my knowledge and belief, " I certify that the information set forth in this statement
"is true, complete and correct."

DATE		SIGNATURE
04/05/99


		F.K. Granville